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                                                                    EXHIBIT 14.1


                            FINANCIAL CODE OF ETHICS
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BOSTONFED BANCORP, INC.
BOSTON FEDERAL SAVINGS BANK

FINANCIAL CODE OF ETHICS

The Financial Code of Ethics applies to the Board of Directors, Chief Executive Officer, President, Chief Financial Officer, all other members of Senior Management, and all financial officers of the Company and supplements the provisions of the Company's Code of Ethics and Conflict of Interest Policy.

In addition to observing the provisions of the Company's Code of Ethics and Conflicts of Interest Policy and Whistleblower Policy, all such Directors and Officers shall:

      a) Act ethically and honestly, avoiding actual or apparent conflicts of interest between personal and professional relationships.

      b) Respect the confidentiality of non-public information regarding the Company except when authorized or required by applicable law, or regulation to disclose such information.

      c) Provide full, fair, accurate timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission, other regulatory body or any other public filing or communication made by the Company.

      d)    Comply with all applicable governmental laws, rules and regulations.

      e) Promptly report to the Chair of the Audit Committee of the Board of Directors (i) Any event or information which such individual reasonably believes to constitute significant deficiencies or material weaknesses in the design or operation of the Company's internal control over financial reporting which is reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information or (ii) Any event or information which such individual reasonably believes to constitute fraud, whether or not material in dollar amount, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

      f) Promptly report any possible violation of this Financial Code of Ethics to the Chair of the Audit Committee in accordance with the Company's Whistleblower Policy.

      g) Any Director or Officer who fails to comply with this Financial Code of Ethics may be subject to disciplinary action, including possible termination of employment. Violations of this Financial Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for the Financial Officers involved and/or the Company.

Any amendment to or waiver from a provision of this Financial Code of Ethics may be made only by the Board of Directors or an authorized Board Committee and will be promptly disclosed as required by law or applicable stock exchange requirement.

ACKNOWLEDGEMENT

I acknowledge that I have received, read and understand the Financial Code of Ethics of BostonFed Bancorp, Inc. and Boston Federal Savings Bank and agree to comply with it at all times.

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Signature                              Date

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